Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Bazaarvoice, Inc. of our report dated June 14, 2011, except for Notes 9 and 13, as to which date is August 25, 2011, relating to the financial statements and our report dated June 14, 2011 relating to the financial statement schedule of Bazaarvoice, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

August 26, 2011